UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 31, 2015

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)

(303) 312 - 3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously reported in a Current Report on Form 8-K filed by CoBiz Financial Inc. (“CoBiz”) on August 5, 2015, Jonathan C. Lorenz announced his intention to retire from his position as Chairman of CoBiz Bank effective December 31, 2015 (such date was extended by mutual agreement of the parties from the December 20, 2015 date initially reported).  On December 31, 2015, CoBiz executed a Separation and Release Agreement (the “Separation Agreement”) with Mr. Lorenz.  The Separation Agreement addresses the payments and benefits to which Mr. Lorenz is entitled in connection with his separation from service with CoBiz and its affiliates, including CoBiz Bank.

Under the terms and conditions of the Separation Agreement, CoBiz will make the severance payments contemplated by Section 4(c) of that certain Employment Agreement between CoBiz and Mr. Lorenz dated as of March 1, 1995 (as amended, the “Employment Agreement”), which agreement is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.  Instead of the monthly payments contemplated by the Employment Agreement, such severance payments shall be made in two annual installments, with the first payment being made at such time as the Separation Agreement becomes irrevocable in accordance with its terms and the second payment being made one year thereafter.

In addition, to the extent that Mr. Lorenz is properly enrolled in CoBiz’s  health plans to receive COBRA coverage, CoBiz has agreed to make payments to Mr. Lorenz, or directly to CoBiz’s health plan, in an amount equal to the monthly COBRA premiums to be paid by Mr. Lorenz for twelve (12) months of health plan coverage under COBRA for Mr. Lorenz and his covered dependents, including any administrative charge imposed by CoBiz, less the monthly amount that Mr. Lorenz would have paid for such coverage under CoBiz’s health plans if Mr. Lorenz’s employment had not been terminated.

The Separation Agreement contains a general release of any claims Mr. Lorenz may have against CoBiz, its subsidiaries and their affiliates.  The Separation Agreement provides that the confidentiality and restrictive covenant provisions of the Employment Agreement shall remain in full force and effect in accordance with their terms, except that the parties agreed that the employee and customer non-solicitation provisions set forth in Section 6 of the Employment Agreement are amended so they shall each have a duration of the earlier of two years from the termination date or a Change of Control (as defined in the Employment Agreement) of CoBiz (instead of the one year provided for in Section 6 of the Employment Agreement).  In addition, the Separation Agreement provides that Mr. Lorenz shall be subject to a new general non-competition covenant until the earlier of two years from the termination date or a Change of Control.

In connection with the Separation Agreement, CoBiz Bank and Mr. Lorenz have entered into an amendment to that certain Supplemental Split Dollar Life Insurance Plan and Agreement dated May 2, 2005.  Under the terms of such amendment, the parties have agreed that Mr. Lorenz would be entitled to receive certain specified death benefits under the split-dollar life insurance agreement described therein in the event of Mr. Lorenz’s death within the twelve month period following the termination date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)
Date:	December 31, 2015
/s/ Lyne Andrich
Lyne Andrich
EVP & CFO